ADDENDUM TO AGREEMENT OF SALE

     This Addendum to Agreement of Sale (this “Addendum”) is made this 21st day of April, 2005, by and between Dayton Superior Corporation, an Ohio corporation (“Seller”), and International Airport Centers L.L.C., a Delaware limited liability company, or one of its subsidiaries (“Purchaser”).

W I T N E S S E T H:

     WHEREAS, Simultaneously herewith, Seller and Purchaser have entered into that certain Agreement of Sale dated of even date herewith (the “Agreement”), between Seller and Purchaser, with respect to the Property (each capitalized term used, but not otherwise defined, herein shall have the meaning given to such term in the Agreement; and

     WHEREAS, the parties hereto now desire to modify Paragraph 13.8 of the Agreement to permit Seller and Purchaser to publicize the transaction contemplated by the Agreement in accordance with, and subject to, the terms and conditions of this Addendum; and

     WHEREAS, the parties hereto desire to execute this Addendum to accomplish the foregoing.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of each party contained herein, the parties hereto do hereby mutually covenant and agree as follows:

     1. Publication. Notwithstanding anything to the contrary contained herein or in the Agreement, including, without limitation, Paragraph 13.8 of the Agreement, the parties hereto acknowledge and agree that (a) Seller shall have the right to file with the U.S. Securities and Exchange Commission a Form 8-K with respect to the transaction contemplated by the Agreement, (b) Purchaser shall have the right to issue a public statement(s) with respect to such transaction, so long as such statement(s) first shall have been approved in writing by Seller, which approval shall not be unreasonably withheld, and (c) Broker shall have the right to issue a public statement(s) with respect to such transaction, so long as such statement(s) first shall have been approved in writing by Seller and Purchaser.

     2. Miscellaneous. If any conflict exists between the provisions of the Agreement and the provisions of this Addendum, the provisions of this Addendum shall govern and control. As modified hereby, the Agreement shall remain in full force and effect and is ratified by Seller and Purchaser. This Addendum contains the entire agreement of the parties with respect to the subject matter hereof and all preliminary negotiations with respect thereto are merged into and superseded by this Addendum. No variations, modifications or changes herein or hereof shall be binding upon either Seller or Purchaser, unless set forth in a document duly executed and delivered by both Seller and Purchaser. If any provision of this Addendum is found to be unenforceable, the remainder of this Addendum shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by applicable law. This Addendum and the terms and conditions hereof shall extend to and be binding upon the parties hereto and their respective successors and assigns. This Addendum shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without respect to conflicts of law principles.

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Addendum as of the date first above written.

SELLER:		PURCHASER:

DAYTON SUPERIOR CORPORATION,		INTERNATIONAL AIRPORT CENTERS
an Ohio corporation		L.L.C., a Delaware limited liability company

By:	/s/ Steven C. Huston	By:	/s/ Craig S. Arnson
Name:	Steven C. Huston	Name:	Craig S. Arnson
Title:	Vice President	Title:	Managing Director